Exhibit 21.1

SUBSIDIARIES OF SVMK INC.

Name of Subsidiary	Place of Incorporation
SurveyMonkey Inc.	Delaware

SurveyMonkey Global Holdings UC	Ireland

SurveyMonkey Europe UC	Ireland

SurveyMonkey Canada Inc.	Canada